CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

AGE RESEARCH, INC.,

a Delaware corporation

It is hereby certified that:

  The name of the corporation (hereinafter called the "Corporation") is Age Research, Inc.

  The Certificate of Incorporation of the Corporation is hereby amended as follows:

Article I. of the Certificate of Incorporation is hereby amended in its entirety to read as follows:

ARTICLE I.

"The name of this corporation is SalesTactix, Inc."

  The foregoing amendment was adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

In witness whereof, the Corporation has caused this Certificate to be signed by its duly authorized officer, this 28th day of July, 2004.

/s/ Vincent Michael Keyes, III

Vincent Michael Keyes, III, President